Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146483-03 on Form S-3 of our report dated March 12, 2010, relating to the financial statements and financial statement schedule of Duke Energy Carolinas, LLC and subsidiaries, appearing in this Annual Report on Form 10-K of Duke Energy Carolinas, LLC for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 12, 2010